As filed with the Securities and Exchange Commission on October 18, 2006
Registration No. 333-136039

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CATALYST PHARMACEUTICAL PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	76-0837053
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
220 Miracle Mile
Suite 234
Coral Gables, Florida 33134
(305) 529-2522
(Name, address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Patrick J. McEnany
Chief Executive Officer
Catalyst Pharmaceutical Partners, Inc.
220 Miracle Mile
Suite 234
Coral Gables, Florida 33134
(305) 529-2522
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Philip B. Schwartz, Esq. Akerman Senterfitt One Southeast Third Avenue Miami, Florida 33131 (305) 374-5600	Donald J. Murray, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019-6092 (212) 259-8000

     Approximate date of commencement of proposed sale to public: As soon as practicable after this registration becomes effective
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐
     If this Form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:    ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
      This Amendment No. 4 to the Form S-1 is being filed solely to file Exhibit 5.1.

PART II
Information Not Required In Prospectus
Item 13.     Other Expenses of Issuance and Distribution
          The following table sets forth the various costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement, other than underwriting discounts and commissions. All such expenses are estimates, except for the SEC registration fee, the NASD filing fee, and the Nasdaq Global Market listing fee. The following expenses will be borne solely by the Registrant.

SEC Registration Fee	$4,306.75
NASD Filing Fee	4,525.00
Nasdaq Global Market Listing Fee	100,000.00
Printing and Engraving Expenses	200,000.00
Legal Fees and Expenses	450,000.00
Accounting Fees and Expenses	100,000.00
Transfer Agent and Registrar Fees	20,000.00
Miscellaneous Expenses	121,168.25

Total	$1,000,000.00

Item 14.     Indemnification of Officers and Directors
          Section 145 of the Delaware General Corporation Law permits, in general, a Delaware corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another business enterprise in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation’s power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided that no indemnification shall be provided in such actions in the event of any adjudication of negligence or misconduct in the performance of such person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply. Section 145 of the Delaware General Corporation Law also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.
          The Registrant’s By-Laws implement the indemnification provisions permitted by Section 145 of the Delaware General Corporation Law by providing that:

•	The Registrant shall indemnify any person that was or is a party to any proceeding by reason of the fact that he or she is or was a director or an officer of the Registrant, to the fullest extent permitted by the Delaware General Corporation Law.

•	The Registrant shall prepay expenses, including attorneys’ fees, incurred by a director or an officer in connection with defending a proceeding for which the Registrant is required to provide indemnification, provided that the director or the officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification for such expenses.

•	The Registrant shall pay a claim for indemnification or advancement of expenses within 30 days after it receives a written claim from an indemnified director or officer. Such director or officer may file suit to recover the unpaid claim amount, and the corporation shall have the burden of proving that the director or officer is not entitled to the requested claim amount.

•	The grant of indemnification rights by the registrant shall not be exclusive of any other rights that an indemnified director or officer may have or hereafter acquire under any statute, agreement, vote of stockholders or disinterested directors, or provision of the Certificate of Incorporation or the by-laws of the Registrant.

•	The Registrant’s obligation, if any, to indemnify or to advance expenses to any indemnified person who was or is serving another corporation, partnership, joint venture, trust, enterprise or non-profit enterprise shall be reduced by any amount such employee may collect as indemnification or advancement of expenses from the other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

•	The Registrant may, in its discretion, indemnify and advance expenses to employees and agents, to the extent and manner permitted by law, under circumstances where indemnification is not required by law.

          In addition, as permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by the Delaware General Corporation Law.
          These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, the underwriters have agreed to indemnify the Registrant’s directors, officers, and controlling persons, and the Registrant has agreed to indemnify the underwriters, against certain civil liabilities that may be incurred in connection with the offering of securities pursuant to this Registration Statement (including certain liabilities under the Securities Act) as a result of any statement or omission in this Registration Statement, in the related prospectus, in any preliminary prospectus, or in any amendment or supplement thereto, in each case to the extent that the statement or omission was made in reliance upon and in conformity with written information furnished by the underwriters expressly for use therein.
Item 15.     Recent Sales of Unregistered Securities
          The following is information furnished with regard to all securities sold by the Registrant within the past three years that were not registered under the Act.
          On February 28, 2005, the Registrant completed a rights offering of shares of its authorized but unissued common stock to holders of its common stock and holders of its Series A Preferred Stock. In the rights offering, the Registrant issued 3,954,483 shares of its common stock to its stockholders. No commissions were paid in connection with the issuance of the foregoing shares, all of which were issued pursuant to an exemption from registration under Section 4(2) of the Act. This offering resulted in proceeds of approximately $1,000,000 to the Registrant, net of expenses.
          On July 24, 2006, the Registrant completed the sale of 7,644 shares of its Series B Preferred Stock, par value $0.01 per share at a price of $435 per share. The foregoing securities were issued to 51 accredited investors and were issued pursuant to an exemption from registration under Section 4(2) of the Act.

          In July 2006, the Registrant issued an aggregate of 142,274 shares of its common stock to five of its advisors for services performed during 2005 and through June 30, 2006. These shares were issued pursuant to an exemption from registration under Section 4(2) of the Act.
          None of these transactions involved any underwriters, underwriting discounts, or any public offering. The recipients of securities in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. All recipients received adequate information regarding the Registrant and the stock sold.
Item 16.     Exhibits and Financial Statement Schedules
(a) Exhibits

Exhibit
Number	Description of Exhibit

1.1	Form of Underwriting Agreement between Catalyst Pharmaceutical Partners, Inc. and the underwriters named therein(1)
3.1	Certificate of Incorporation(1)
3.2	Amendment to Certificate of Incorporation(1)
3.3	By-laws(1)
4.1	Specimen stock certificate for common stock(1)
5.1	Opinion of Akerman Senterfitt*
10.1	Form of Employment Agreement between the Company and Patrick J. McEnany(1)
10.2	Form of Employment Agreement between the Company and Jack Weinstein(1)
10.3	License Agreement, as amended, between the Company and Brookhaven National Laboratories(1)
10.4	Stock Option Agreements between the Company and Patrick J. McEnany(1)
10.5	Stock Option Agreements between the Company and Hubert Huckel(1)
10.6	Stock Option Agreements between the Company and Jack Weinstein(1)
10.7	Stock Option Agreement between the Company and Charles O’Keeffe(1)
10.8	2006 Stock Incentive Plan(1)
10.9	Agreement and Plan of Merger, dated August 14, 2006, between the Company and Catalyst Pharmaceutical Partners, Inc., a Florida corporation(1)
10.10	Consulting Agreement, as amended, between the Company and Jack Weinstein(1)
10.11	Consulting Agreement between the Company and Charles O’Keeffe(1)
10.12	Consulting Agreement between the Company and Donald R. Jasinski(1)
10.13	Agreement between the Company and Charles Gorodetzky(1)
10.14	Agreement between the Company and Pharmaceutics International, Inc.(1)
23.1	Consent of Grant Thornton LLP(1)
23.2	Consent of Akerman Senterfitt (included as Exhibit 5.1)
24.1	Power of Attorney (included on Page II-5)

(1) Previously filed.
 *  Filed herewith.

(b) Financial Statement Schedules
          None.
Item 17.     Undertakings
          (1) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser
          (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or a controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
          (3) The undersigned registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of the prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement at the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Miami, State of Florida on October 18, 2006.

CATALYST PHARMACEUTICAL PARTNERS, INC.

By:	/s/ Patrick J. McEnany

Patrick J. McEnany
President and Chief Executive Officer
          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement on Form S-1 has been signed by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick J. McEnany Patrick J. McEnany	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	October 18, 2006

/s/ Jack Weinstein Jack Weinstein	Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	October 18, 2006

/s/ Hubert E. Huckel, M.D.* Hubert E. Huckel, M.D.	Director	October 18, 2006

/s/ Charles B. O’Keeffe* Charles B. O’Keeffe	Director	October 18, 2006

/s/ Philip H. Coelho* Philip H. Coelho	Director	October 18, 2006

/s/ David S. Tierney, M.D.* David S. Tierney, M.D.	Director	October 18, 2006

/s/ Milton J. Wallace* Milton J. Wallace	Director	October 18, 2006

*/s/ Patrick J. McEnany By: Patrick J. McEnany, under power of attorney dated July 25, 2006.